UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2014

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 8, 2014, and effective as of June 30, 2014, Grandparents.com, Inc. (the “Company”) entered into amendments (each a “Note Amendment” and collectively the “Note Amendments”) to those certain promissory notes dated as of February 26, 2013 (each, a “Promissory Note” and collectively, the “Promissory Notes”) with each of (i) Steven Leber, the Company’s Chairman and Co-Chief Executive Officer, (ii) Meadows Capital LLC, an entity controlled by Dr. Robert Cohen, a member of the Company’s Board of Directors, and (iii) Mel Harris, a member of the Company’s Board of Directors (each, a “Lender”) evidencing loans made by each Lender to the Company to fund operations. Each Promissory Note was issued in the original principal amount of $100,000. Pursuant to the Note Amendments, the maturity date of each Promissory Note was extended until the earlier of (i) August 29, 2014, (ii) the closing of a single transaction (whether debt, equity or a combination of both) that results in aggregate gross proceeds to the Company of $1,500,000 or (iii) the acceleration of the maturity of the Promissory Note upon the occurrence of an Event of Default (as defined in each of the Promissory Notes).

The foregoing description of the Note Amendments does not purport to be complete and is qualified in its entirety by reference to the form of Note Amendment to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014 and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures contained in Item 5.02 of this Current Report on Form 8-K (this “Report”) regarding the Inducement Warrant (as defined therein) are incorporated herein by reference in response to this Item 3.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2014 (the “Effective Date”), the board of directors (the “Board”) of the Company appointed Mel Harris to serve as a member of the Board and to fill a vacancy on the Board created by Mr. Bernstein’s retirement.

The Company and Mr. Harris also entered into a Consulting Agreement, effective as of the Effective Date, pursuant to which Mr. Harris will provide certain consulting-related services to the Company (the “Consulting Agreement”). The Consulting Agreement also provides that the Company will nominate Mr. Harris to serve as a director and, if elected, that Mr. Harris will serve during the duration of the Consulting Agreement as Vice Chairman of the Board. Mr. Harris will not be entitled to any compensation for his service on the Board during the term of the Consulting Agreement.

In consideration of his consulting services pursuant to the Consulting Agreement, the Company agreed to pay Mr. Harris $225,000 per year commencing on the first day of the month following the month during which the Company first becomes cash flow positive, and payable in equal monthly installments during each month thereafter. As an inducement to enter into the Consulting Agreement, the Company issued to Mr. Harris a five-year warrant to purchase 5,000,000 shares of the Company’s common stock at the a price per share equal the fair market value of a share of common stock as of the Effective Date (the “Inducement Warrant”). The Inducement Warrant was immediately vested and exercisable with respect to 2,500,000 shares and the balance will vest at the rate of 312,500 shares quarter-annually for eight (8) quarters commencing ninety (90) days from the Effective Date. Mr. Harris is also entitled to participate in any and all pension, insurance, bonus arrangement, stock purchase, stock incentive plans and other plans or arrangements for the benefit of any of the Company’s officers, directors or employees.

The initial term of the Consulting Agreement is five (5) years from the Effective Date. The Consulting Agreement will renew automatically for an additional five (5) year period unless terminated in writing by either party sixty (60) days prior to the expiration of the current term. Either party may terminate the Consulting Agreement upon a material breach by the other party which remains uncured for thirty (30) days following delivery of written notice to the breaching party.

The Consulting Agreement also includes customary confidentiality and indemnification covenants on behalf of each party.

In February 2013, the Company borrowed $100,000 from Mr. Harris pursuant to a promissory note, which remains outstanding as of the date of this Report. The promissory note is unsecured, accrues interest at a rate of 10% per annum and matures on the earlier of August 29, 2014 or the closing of a single transaction (whether debt, equity or a combination of both) that results in aggregate gross proceeds of $1,500,000. Since the beginning of the Company’s last fiscal year, in addition to the Inducement Warrant, the Company has issued to Mr. Harris five-year warrants to purchase an aggregate of 1,300,000 shares of common stock, such warrants having an exercise price of $0.25 per share. Such warrants were issued in exchange for services rendered to the Company by Mr. Harris. In addition, as of the Effective Date, Grandparents Insurance Solutions LLC, a subsidiary of the Company, and Preferred Employers Group, Inc., an entity of which Mr. Harris is the sole director and Chief Executive Officer (“PEG”), entered into a consulting agreement pursuant to which PEG will provide certain insurance-related consulting services to the Company in exchange for payment of $50,000 per year. The consulting agreement has an initial term of two (2) years.

The foregoing descriptions of the Consulting Agreement and Inducement Warrant do not purport to be complete and are qualified in their entireties by reference to the form of Consulting Agreement and Inducement Warrant, a copies of which the Company will file as exhibits to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 8, 2014	GRANDPARENTS.COM, INC.

	By:	/s/ Steve Leber
Steve Leber
Chairman/Co-Chief Executive Officer